Biogen Media Contact:                Biogen Investor Contact:
Jason Glashow                     Matt Calistri
Biogen Inc.                          Biogen Inc.
Tel: (781) 464-3260                    Tel: (781) 464-2442

BIOGEN REPORTS 2016 REVENUES OF $11.4 BILLION

2016 GAAP diluted EPS rise 10%; Non-GAAP diluted EPS rise 19%

Board of Directors Appoints Michel Vounatsos as Chief Executive Officer

SPINRAZATM Approved and Launched in the US for Spinal Muscular Atrophy

Biogen and Forward Pharma Agree to Enter into Settlement and License Agreement

Cambridge, Mass., January 26, 2017 -- Biogen Inc. (NASDAQ: BIIB) today reported full year and fourth quarter 2016 financial results, including:

•	Full year total revenues of $11.4 billion, a 6% increase versus the prior year. On a constant currency basis[1], total revenues grew 9%.

◦
Growth was driven by a 9% increase in worldwide TECFIDERA® revenues as well as increased revenues from TYSABRI®, ELOCTATE®, ALPROLIX®, and BENEPALI®. Revenues were partially offset by a decrease in worldwide interferon sales.

◦	Foreign exchange negatively impacted total revenues by approximately $211 million compared with 2015, primarily driven by changes in hedge results.

•	Full year GAAP net income attributable to Biogen Inc. of $3.7 billion, a 4% increase versus the prior year.

◦	GAAP net income was negatively impacted by $339 million, net of tax, related to the settlement and license agreement with Forward Pharma A/S.

•	Full year GAAP diluted earnings per share (EPS) of $16.93, a 10% increase versus the prior year.

◦	GAAP EPS were negatively impacted by $1.55, net of tax, related to the settlement and license agreement with Forward Pharma.

•	Full year non-GAAP net income attributable to Biogen Inc. of $4.4 billion, a 12% increase versus the prior year.

•	Full year non-GAAP diluted EPS of $20.22, a 19% increase versus the prior year.

(In millions, except per share amounts)	Q4 '16	Q3 '16	Q4 '15	Q4 '16 v. Q3 '16	Q4 '16 v. Q4 '15	FY '16	FY '15	FY '16 v. FY '15
Total revenues	$2,872	$2,956	$2,839	(3%)	1%	$11,449	$10,764	6%

GAAP net income*	$649	$1,033	$832	(37%)	(22%)	$3,703	$3,547	4%
GAAP diluted EPS	$2.99	$4.71	$3.77	(37%)	(21%)	$16.93	$15.34	10%

Non-GAAP net income*	$1,093	$1,138	$995	(4%)	10%	$4,423	$3,932	12%
Non-GAAP diluted EPS	$5.04	$5.19	$4.5	(3%)	12%	$20.22	$17.01	19%
*Net income attributable to Biogen Inc.

A reconciliation of GAAP to Non-GAAP full year and quarterly financial results can be found in Table 3 at the end of this release.

“Biogen seeks to advance transformational pipeline programs for some of the greatest challenges in medicine, including Alzheimer’s disease, Parkinson’s, and ALS,” said Chief Executive Officer Michel Vounatsos. “SPINRAZA for spinal muscular atrophy is a prime example of the type of groundbreaking innovation that we must continue to pursue. As the first treatment for infants and children with this devastating disease, SPINRAZA has the potential to improve and extend the lives of thousands of patients worldwide.”

“In 2016 we saw continued growth from our multiple sclerosis portfolio, which includes the market leading therapies amongst the orals, the interferons, and the high efficacy agents,” Vounatsos continued. “Together with AbbVie we are launching ZINBRYTA as a new option for MS patients around the world. Our hemophilia products continued to perform well as we prepare to spin off this business in the coming days, and we are pleased with the strong growth of BENEPALI, an etanercept biosimilar we are commercializing in Europe. I am excited to take the helm of a company with such a strong foundation, and my plan is to maintain a disciplined focus on near-term execution while laying the groundwork for Biogen’s long-term sustainability through continued investment in R&D and innovation and business development.”

Revenue Highlights

(In millions)	Q4 '16	Q3 '16	Q4 '15	Q4 '16 v. Q3 '16	Q4 '16 v. Q4 '15	FY '16	FY '15	FY '16 v. FY '15
Multiple Sclerosis:
TECFIDERA	$1,002	$1,034	$993	(3%)	1%	$3,968	$3,638	9%
Total Interferon	$688	$708	$740	(3%)	(7%)	$2,795	$2,969	(6%)
AVONEX®	$564	$580	$637	(3%)	(12%)	$2,314	$2,630	(12%)
PLEGRIDY®	$125	$128	$103	(3%)	21%	$482	$338	42%
TYSABRI	$474	$515	$481	(8%)	(1%)	$1,964	$1,886	4%
FAMPYRATM	$22	$21	$28	4%	(20%)	$85	$90	(5%)
ZINBRYTA®	$6	$2	$—	201%	NMF	$8	$—	NMF

Hemophilia:
ELOCTATE	$149	$132	$101	13%	47%	$513	$320	61%
ALPROLIX	$93	$85	$71	9%	31%	$334	$234	42%

Other Product Revenues:
FUMADERMTM	$11	$11	$13	1%	(10%)	$46	$51	(11%)
Biosimilars	$53	$31	$—	72%	NMF	$101	$—	NMF
ZINBRYTA	$5	$—	$—	NMF	NMF	$5	$—	NMF

Total Product Revenues:	$2,503	$2,540	$2,426	(1%)	3%	$9,818	$9,188	7%

Anti-CD20 Revenues	$318	$318	$334	0%	(5%)	$1,315	$1,339	(2%)
Other Revenues	$51	$99	$79	(48%)	(36%)	$316	$237	34%

Total Revenues	$2,872	$2,956	$2,839	(3%)	1%	$11,449	$10,764	6%
Note: Numbers may not foot due to rounding.

Expense Highlights

(In millions)	Q4 '16	Q3 '16	Q4 '15	Q4 '16 v. Q3 '16	Q4 '16 v. Q4 '15	FY '16	FY '15	FY '16 v. FY '15
GAAP cost of sales	$378	$417	$332	9%	(14%)	$1,479	$1,240	(19%)
Non-GAAP cost of sales	$363	$396	$332	8%	(9%)	$1,426	$1,240	(15%)

GAAP R&D	$534	$529	$542	(1%)	1%	$1,973	$2,013	2%
Non-GAAP R&D	$531	$529	$542	(0%)	2%	$1,970	$2,013	2%

GAAP SG&A	$496	$463	$583	(7%)	15%	$1,948	$2,113	8%
Non-GAAP SG&A	$484	$461	$583	(5%)	17%	$1,930	$2,113	9%
Note: Percent changes represented as favorable & (unfavorable)

•
R&D expense for the fourth quarter of 2016 includes a $50 million milestone to Eisai following the initiation of Phase 3 trials for elenbecestat (E2609), a BACE inhibitor in development for Alzheimer’s disease.

•
Biogen booked a GAAP-only pre-tax charge in Q4 2016 of $455 million related to the recent settlement and license agreement with Forward Pharma. The charge in Q4 2016 represents the portion of the payment attributable to the sales of TECFIDERA during the period April 2014 through December 31, 2016. Upon effectiveness of this agreement, Biogen has agreed to pay Forward Pharma a total of $1.25 billion plus potential royalties.

Other Financial Highlights

•
For 2016, the Company’s full year weighted average diluted shares were 219 million. For the fourth quarter of 2016, the Company’s weighted average diluted shares were 217 million. The Company ended the year with approximately 216 million basic shares outstanding.

•	As of December 31, 2016, Biogen had cash, cash equivalents and marketable securities totaling approximately $7.7 billion, and $6.5 billion in notes payable and other financing arrangements.

•	During the fourth quarter of 2016, Biogen repurchased 2.2 million shares of the Company’s common stock for a total value of $651 million.

2017 Financial Guidance
Biogen also announced its full year 2017 financial guidance. This guidance consists of the following components:

•	Revenue is expected to be approximately $11.1 to $11.4 billion.

•	GAAP and non-GAAP R&D expense is expected to be approximately 16% to 17% of total revenue.

•	GAAP and non-GAAP SG&A expense is expected to be approximately 15% to 16% of total revenue.

•	GAAP diluted EPS is expected to be between $18.00 and $18.80.

•	Non-GAAP diluted EPS is expected to be between $20.45 and $21.25.

Guidance assumptions:

◦	Includes one month of sales for our hemophilia products, ELOCTATE and ALPROLIX, as the spin-off of Bioverativ is expected to complete on February 1, 2017.

◦
GAAP guidance includes the minimum expense we expect to record in 2017 upon the effectiveness of our settlement and license agreement with Forward Pharma. The actual charges recorded will depend on the outcomes of the patent proceedings in the U.S. and E.U.

◦	R&D expense does not include any impact from potential acquisitions or large late-stage business development transactions, as both are hard to predict.

◦	Based on recent rates for foreign exchange.

◦	Does not include any impact from potential U.S. corporate tax reform or changes to the Affordable Care Act.

Biogen may incur charges, realize gains or experience other events in 2017 that could cause actual results to vary from this guidance.

In 2017, the Company plans to provide one update to its annual financial guidance, which is expected to be provided in connection with its second quarter earnings release. This approach is intended to synchronize guidance with internal business planning processes and to ensure a continued focus on long-term value creation.

Recent Events

•
In January 2017, Biogen announced that it agreed to enter into a settlement and license agreement with Forward Pharma, subject to the approval of Forward Pharma’s shareholders and other customary conditions. The license agreement will provide Biogen an irrevocable license to all intellectual property owned by Forward Pharma. Upon the effectiveness of the settlement and license agreement, Biogen will provide Forward Pharma a cash payment of $1.25 billion. Under certain circumstances outlined in the agreement, Biogen will pay Forward Pharma royalties on net sales of Biogen products for the treatment of multiple sclerosis that are covered by a Forward Pharma patent and have dimethyl fumarate (“DMF”) as an active pharmaceutical ingredient.

•
In January 2017, Michel Vounatsos assumed the role of chief executive officer and was appointed as a member of the Board of Directors. Vounatsos previously held the position of executive vice president and chief commercial officer at Biogen.

•
In January 2017, Biogen presented new data from the Phase 3 ENDEAR study of SPINRAZA, which demonstrated a statistically significant reduction in the risk of death or permanent ventilation in SPINRAZA-treated infants with spinal muscular atrophy (SMA) compared to untreated infants. The data were presented at the British Paediatric Neurology Association annual conference in Cambridge, UK.

•
In December 2016, the U.S. FDA approved Biogen’s SPINRAZA under priority review for the treatment of SMA in pediatric and adult patients. SPINRAZA is the first and only treatment approved in the U.S. for SMA, a leading genetic cause of death in infants and toddlers that is marked by progressive, debilitating muscle weakness. The FDA also issued to Biogen a rare pediatric disease priority review voucher with the approval of SPINRAZA, which confers priority review to a subsequent drug application that would not otherwise qualify for priority review.

•
In December 2016, Biogen announced that its board of directors approved the planned spin-off of its hemophilia business, which will be known as Bioverativ Inc., and declared a special dividend distribution of all of the outstanding shares of Bioverativ common stock. Shortly thereafter, the U.S. Securities and Exchange Commission (SEC) declared effective the Registration Statement on Form 10 filed by Bioverativ Inc. Biogen expects to complete the separation of Bioverativ into an independent, global biotechnology company focused on hemophilia and other rare blood disorders on February 1, 2017.

•
In December 2016, Biogen presented new data from the Phase 1b study of its investigational Alzheimer’s disease (AD) treatment aducanumab at the 9th Clinical Trials on Alzheimer’s Disease Meeting in San Diego. Data presentations included interim results from the titration cohort of the placebo-controlled period of the Phase 1b study as well as data from the first year of the long-term extension study. The results support the ongoing Phase 3 studies of aducanumab for early AD.

•
In December 2016, Biogen and Swedish Orphan Biovitrum AB (publ) (Sobi™) presented new data, including updated longitudinal safety and efficacy findings from phase 3 and extension studies, on the companies’ extended half-life therapies, ELOCTATE for hemophilia A and ALPROLIX for hemophilia B, at the 58th American Society of Hematology Annual Meeting & Exposition in San Diego. The presentations included efficacy data, which show low target joint annual bleeding rates and effective target joint resolution in patients on long-term prophylaxis with ELOCTATE. Biogen also presented preclinical data on recombinant FIXFc-XTEN, a fusion protein being investigated for once-weekly, subcutaneous treatment of hemophilia B. ELOCTATE, ALPROLIX, and the FIXFc-XTEN program are among the hemophilia-related assets included in the spin-off of Bioverativ anticipated to be completed on February 1, 2017.

•
In November 2016, Biogen and Ionis Pharmaceuticals announced that SPINRAZA met the primary endpoint at the interim analysis of CHERISH, the Phase 3 study evaluating SPINRAZA in later-onset (consistent with Type 2) SMA. The analysis found that children receiving SPINRAZA experienced a highly statistically significant improvement in motor function compared to those who did not receive treatment. SPINRAZA also demonstrated a favorable benefit-risk profile in the study.

•
In November 2016, Biogen announced that its Marketing Authorization Application was validated by the European Medicines Agency (EMA) for SPINRAZA. SPINRAZA had previously been granted Accelerated Assessment status by the EMA’s Committee for Medicinal Products for Human Use (CHMP). The Accelerated Assessment designation can reduce the standard review time.

1 Constant currency measures are non-GAAP measures calculated by translating the current period’s foreign currency values for sales into USD using the average exchange rates from the prior period and comparing them to the prior year values in USD, excluding any gains or losses from hedging.

Conference Call and Webcast
The Company's earnings conference call for the fourth quarter will be broadcast via the internet at 8:00 a.m. EST on January 26, 2017, and will be accessible through the Investors section of Biogen’s homepage, www.biogen.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for at least one month.

About Biogen
Through cutting-edge science and medicine, Biogen discovers, develops and delivers worldwide innovative therapies for people living with serious neurological, autoimmune, and rare diseases. Founded in 1978, Biogen is one of the world’s oldest independent biotechnology companies and patients worldwide benefit from its leading multiple sclerosis and innovative hemophilia therapies. For more information, please visit www.biogen.com. Follow us on Twitter.

Safe Harbor
This press release contains forward-looking statements, including statements relating to: Biogen’s strategy and plans; potential of our commercial business and pipeline programs; clinical trials and data readouts; regulatory filings and the timing thereof; the timing of the anticipated spin-off and launch of Bioverativ; the anticipated amount of and timing of royalty payments under the Settlement and License Agreement with Forward Pharma, and the approval of such agreement and the transactions contemplated thereby; and financial guidance. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for our products; risks associated with current and potential future healthcare reforms; the occurrence of adverse safety events, restrictions on use with our products or product liability claims; failure to protect and enforce our data, intellectual property and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing or acquiring other product candidates or additional indications for existing products; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies or may fail to approve or may delay approval of our drug candidates; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks relating to management and key personnel changes, including attracting and retaining key personnel; problems with our manufacturing processes; our dependence on collaborators and other third parties for the development, regulatory approval and commercialization of products and other aspects of our business, which are outside of our control; failure to successfully execute on our growth initiatives; risks relating to the proposed spin-off of our hemophilia business, including risks of completion and ability to achieve some or all of the anticipated benefits; risks relating to technology failures or breaches; failure to comply with legal and regulatory requirements; risks related to indebtedness; the risks of doing business internationally, including currency exchange rate fluctuations; fluctuations in our effective tax rate; risks relating to investment in and expansion of manufacturing capacity for future clinical and commercial requirements; risks related to commercialization of biosimilars; risks related to investment in properties; the market, interest and credit risks associated with our portfolio of marketable securities; risks relating to stock repurchase programs; risks relating to access to capital and credit markets; environmental risks; risks relating to the sale and distribution by third parties of counterfeit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited) (in millions, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Product, net	$2,502.9	$2,425.9	$9,817.9	$9,188.5
Revenues from anti-CD20 therapeutic programs	318.2	333.9	1,314.5	1,339.2
Other	50.9	79.5	316.4	236.1
Total revenues	2,872.0	2,839.3	11,448.8	10,763.8
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	378.5	331.8	1,478.7	1,240.4
Research and development	533.9	541.7	1,973.3	2,012.8
Selling, general and administrative	495.5	583.0	1,947.9	2,113.1
Amortization of acquired intangible assets	104.2	96.6	385.6	382.6
Restructuring charges	11.8	93.4	33.1	93.4
(Gain) loss on fair value remeasurement of contingent consideration	(4.0)	24.6	14.8	30.5
Collaboration profit (loss) sharing	11.1	—	10.2	—
TECFIDERA litigation settlement and license charges	454.8	—	454.8	—
Total cost and expenses	1,985.8	1,671.1	6,298.4	5,872.8
Income from operations	886.2	1,168.2	5,150.4	4,891.0
Other income (expense), net	(48.0)	(82.4)	(217.4)	(123.7)
Income before income tax expense and equity in loss of investee, net of tax	838.2	1,085.8	4,933.0	4,767.3
Income tax expense	190.3	257.1	1,237.3	1,161.6
Equity in loss of investee, net of tax	—	—	—	12.5
Net income	647.9	828.7	3,695.7	3,593.2
Net income (loss) attributable to noncontrolling interests, net of tax	(1.3)	(2.9)	(7.1)	46.2
Net income attributable to Biogen Inc.	$649.2	$831.6	$3,702.8	$3,547.0

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$3.00	$3.77	$16.96	$15.38
Diluted earnings per share attributable to Biogen Inc.	$2.99	$3.77	$16.93	$15.34

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	216.6	220.4	218.4	230.7
Diluted earnings per share attributable to Biogen Inc.	217.0	220.8	218.8	231.2

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in millions)

	As of December 31, 2016	As of December 31, 2015
ASSETS
Cash, cash equivalents and marketable securities	$4,895.1	$3,428.5
Accounts receivable, net	1,441.6	1,227.0
Inventory	1,001.6	893.4
Other current assets	1,393.9	1,151.4
Total current assets	8,732.2	6,700.3
Marketable securities	2,829.4	2,760.4
Property, plant and equipment, net	2,501.8	2,187.6
Intangible assets, net	3,808.3	4,085.1
Goodwill	3,669.3	2,663.8
Investments and other assets	1,335.8	1,107.6
TOTAL ASSETS	$22,876.8	$19,504.8

LIABILITIES AND EQUITY
Current liabilities	$3,336.9	$2,577.7
Notes payable and other financing arrangements	6,512.7	6,521.5
Other long-term liabilities	898.6	1,030.7
Equity	12,128.6	9,374.9
TOTAL LIABILITIES AND EQUITY	$22,876.8	$19,504.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION:
NET INCOME ATTRIBUTABLE TO BIOGEN INC. AND DILUTED EARNINGS PER SHARE
(Unaudited) (in millions, except per share amounts)

An itemized reconciliation between diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
GAAP earnings per share - Diluted	$2.99	$4.71	$3.77
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	2.05	0.48	0.74
Non-GAAP earnings per share - Diluted	$5.04	$5.19	$4.50

	For the Twelve Months Ended
	December 31, 2016	December 31, 2015
GAAP earnings per share - Diluted	$16.93	$15.34
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	3.29	1.67
Non-GAAP earnings per share - Diluted	$20.22	$17.01

An itemized reconciliation between net income attributable to Biogen Inc. on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
GAAP net income attributable to Biogen Inc.	$649.2	$1,032.9	$831.6
Adjustments:
TECFIDERA litigation settlement and license chargesA	454.8	—	—
Amortization of acquired intangible assets	101.6	96.7	92.0
(Gain) loss on fair value remeasurement of contingent consideration	(4.0)	5.9	24.6
(Gain) loss on deconsolidation of variable interest entities	(4.4)
Hemophilia business separation costs	12.6	1.8	—
Restructuring, business transformation and other cost saving initiatives:
Restructuring chargesB	11.8	11.6	93.4
Cambridge manufacturing facility rationalization costsC	17.8	21.2	—
Income tax effect related to reconciling items	(146.2)	(32.4)	(46.9)
Non-GAAP net income attributable to Biogen Inc.	$1,093.2	$1,137.7	$994.7

	For the Twelve Months Ended
	December 31, 2016	December 31, 2015
GAAP net income attributable to Biogen Inc.	$3,702.8	$3,547.0
Adjustments:
TECFIDERA litigation settlement and license chargesA	454.8	—
Amortization of acquired intangible assets	373.6	365.3
(Gain) loss on fair value remeasurement of contingent consideration	14.8	30.5
(Gain) loss on deconsolidation of variable interest entities	(4.4)
Hemophilia business separation costs	18.1	—
Restructuring, business transformation and other cost saving initiatives:
Restructuring chargesB	33.1	93.4
Cambridge manufacturing facility rationalization costsC	54.8	—
Income tax effect related to reconciling items	(224.9)	(104.3)
Non-GAAP net income attributable to Biogen Inc.	$4,422.7	$3,931.9

A Upon effectiveness of our settlement and license agreement with Forward Pharma A/S (Forward Pharma), we have agreed to pay Forward Pharma $1.25 billion in cash. The $455 million pre-tax charge recognized during the three and twelve months ended December 31, 2016, represents the portion of the $1.25 billion cash payment that is attributable to our sales of TECFIDERA during the period April 2014 through December 31, 2016.
B Restructuring charges for the twelve months ended December 31, 2016 and 2015 include $8.0 million and $93.4 million, respectively, of costs incurred in connection with our 2015 corporate restructuring. Restructuring charges for the three months ended September 30, 2016 and for the three and twelve months ended December 31, 2016, include charges of $13.2 million, $4.4 million and $17.7 million, respectively, incurred in connection with additional cost savings measures primarily intended to realign our organizational structure in anticipation of the changes in roles and workforce resulting from our decision to spin off our hemophilia business, and to achieve further targeted cost reductions. Restructuring charges for the three and twelve months ended December 31, 2016, also include severance charges of $7.4 million related to employee separation costs as a result of our decision to vacate and cease manufacturing in Cambridge, MA and vacate our warehouse in Somerville, MA.
C Cambridge manufacturing facility rationalization costs reflect additional depreciation, the write-down of excess inventory and other direct costs associated with our decision to vacate and cease manufacturing in Cambridge, MA and vacate our warehouse in Somerville, MA. Additional depreciation expense, which totaled $15.7 million, $14.0 million and $45.5 million for the three months ended September 30, 2016 and for the three and twelve months ended December 31, 2016, respectively, is included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income. Also reflected in this amount for the three months ended September 30, 2016 and for the three and twelve months ended December 31, 2016, are charges of $5.5 million, $1.4 million and $6.9 million, respectively, for the write-down of excess inventory, which are included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income.
2017 Full Year Guidance: GAAP to Non-GAAP Reconciliation
An itemized reconciliation between projected net income attributable to Biogen Inc. and diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	$	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Inc.	$3,920.0	213.1	$18.40
Adjustments:
TECFIDERA litigation settlement and license chargesD	190.0
Amortization of acquired intangible assets	355.0
(Gain) loss on fair value remeasurement of contingent consideration	80.0
Hemophilia business separation costs	20.0
Income tax effect related to reconciling items	(120.0)
Projected Non-GAAP net income attributable to Biogen Inc.	$4,445.0	213.1	$20.85

D Amount represents the minimum expense that we expect to record in 2017 upon the effectiveness of our settlement and license agreement with Forward Pharma.
Actual charges recorded in 2017 will depend on the outcome of patent office proceedings pending in the U.S. and E.U. If Forward Pharma does not receive a patent in a jurisdiction, we would not be obligated to pay royalties in that jurisdiction and we would likely recognize an immediate impairment charge equal to the remaining value of the cash payment as additional litigation expense. If Forward Pharma receives a patent in either jurisdiction, we would recognize an intangible asset related to a license of intellectual property in that jurisdiction and we may be obligated to pay future royalties. These intangible assets will be amortized utilizing an economic consumption model. Patent proceedings are unpredictable and the outcome of these proceedings is uncertain. Either outcome is expected to result in recognition of GAAP-only charges.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from "GAAP net income attributable to Biogen Inc." and "GAAP earnings per share - Diluted":
1. Purchase accounting and merger-related adjustments
We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation or deconsolidation of variable interest entities for which we are the primary beneficiary. These adjustments include, but are not limited to, charges for in-process research and development, the amortization of certain acquired intangible assets, and charges or credits from the fair value remeasurement of our contingent consideration obligations.
2. Hemophilia business separation costs
We have excluded costs that are directly associated with the set up and spin off of our hemophilia business into an independent, publicly-traded company. These costs represent incremental third party costs attributable solely to hemophilia separation and set up activities.
3. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with the company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage, and other costs or credits that management believes do not have a direct correlation to our on-going or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis, including in the fourth quarter of 2016, TECFIDERA litigation settlement and license charges. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc.

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUES
(Unaudited) (in millions)

	For the Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$799.7	$202.3	$1,002.0	$845.1	$188.6	$1,033.7	$785.1	$207.7	$992.8
Interferon*	488.1	200.1	688.2	505.7	202.6	708.3	506.3	233.4	739.7
TYSABRI	288.7	185.2	473.9	301.1	214.4	515.5	277.8	202.9	480.7
FAMPYRA	—	22.0	22.0	—	21.1	21.1	—	27.6	27.6
ZINBRYTA	—	5.9	5.9	—	1.9	1.9	—	—	—
Hemophilia:
ELOCTATE	126.2	22.8	149.0	110.0	21.8	131.8	95.9	5.3	101.2
ALPROLIX	73.7	19.5	93.2	66.7	18.5	85.2	60.0	11.3	71.3
Other product revenues:
FUMADERM	—	11.4	11.4	—	11.3	11.3	—	12.6	12.6
SPINRAZA	4.6	—	4.6	—	—	—	—	—	—
BENEPALI	—	52.7	52.7	—	30.7	30.7	—	—	—
FLIXABI	—	—	—	—	0.1	0.1	—	—	—
Total product revenues	$1,781.0	$721.9	$2,502.9	$1,828.6	$711.0	$2,539.6	$1,725.1	$700.8	$2,425.9

	For the Twelve Months Ended
	December 31, 2016			December 31, 2015
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$3,169.4	$798.7	$3,968.1	$2,908.2	$730.2	$3,638.4
Interferon*	1,980.3	814.9	2,795.2	2,017.3	951.4	2,968.7
TYSABRI	1,182.9	780.9	1,963.8	1,103.1	783.0	1,886.1
FAMPYRA	—	84.9	84.9	—	89.7	89.7
ZINBRYTA	—	7.8	7.8	—	—	—
Hemophilia:
ELOCTATE	445.2	68.0	513.2	308.3	11.4	319.7
ALPROLIX	268.0	65.7	333.7	208.9	25.6	234.5
Other product revenues:
FUMADERM	—	45.9	45.9	—	51.4	51.4
SPINRAZA	4.6	—	4.6	—	—	—
BENEPALI	—	100.6	100.6	—	—	—
FLIXABI	—	0.1	0.1	—	—	—
Total product revenues	$7,050.4	$2,767.5	$9,817.9	$6,545.8	$2,642.7	$9,188.5
*Interferon includes AVONEX and PLEGRIDY